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SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of May 6, 2016, is made by and between Intrepid Potash, Inc., a Delaware corporation (the “Corporation”), and Kelvin G. Feist (“Executive”).
WHEREAS, Executive is leaving the Corporation, effective May 6, 2016 (the “Termination Date”), to pursue other interests, and the position of Senior Vice President of Sales and Marketing of the Corporation is being eliminated; and
WHEREAS, the Corporation and Executive (collectively the “Parties”) desire to enter into this Agreement, which sets forth certain terms relating to the termination of Executive’s employment and provides for certain payments and benefits that will be made to Executive as a result of his termination of employment.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Termination of Employment
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(a)The Parties acknowledge and agree that (i) Executive’s service as the Senior Vice President of Sales and Marketing of the Corporation will terminate effective as of the Termination Date.
(b)On the Termination Date, the Corporation will pay Executive a lump sum cash payment in respect of Executive’s (i) accrued but unpaid base salary earned through the Termination Date, and (ii) accrued but unused vacation time earned through the Termination Date. In addition, the Corporation will reimburse Executive for all business expenses incurred on behalf of the Corporation through the Termination Date, in accordance with the Corporation’s policies with respect to the reimbursement of expenses.
2.Severance Payments and Benefits
. If Executive timely executes and does not revoke this Agreement and continues to comply with his fiduciary and other obligations to the Corporation and the terms of this Agreement, then Executive will be entitled to the following payments and benefits (the “Severance Benefits”):
(a)Upon Executive’s timely COBRA election, premium contributions he would otherwise be required to make to continue the medical, dental and vision benefits he and his family were receiving as of the Termination Date will be waived through November 30, 2016.
(b) A lump sum payment in an amount equal to six months’ current base salary, less applicable withholdings and deductions, payable within 15 days after expiration of the revocation period set forth in Section 8.
(c)A lump sum payment in the amount of $25,000.00 payable within 15 days after expiration of the revocation period set forth in Section 8.
(d)Reimbursement to Executive for up to $5,000 in individual outplacement services actually used and paid for by him during the twelve (12)-month period following the Termination Date.  The scope and providers of any reimbursable outplacement services will be selected by Executive, who will be reimbursed within forty-five (45) days after submitting to the Corporation the third-party receipts showing the amounts paid by him for the services.
(e)Executive to keep cell phone number, Samsung cell phone and Surface tablet which will be cleared of any files related to the Corporation.
3.Executive Acknowledgement
s and Covenants. Executive acknowledges that the Corporation has provided him with all monies and benefits to which he is owed and that the Corporation’s agreement to provide the Severance Benefits is solely in exchange for the promises, releases and agreements of Executive set forth in this Agreement. Executive further acknowledges that such Severance Benefits do not constitute an admission by the “Releasees” (as defined below) of liability or of violation of any applicable law or regulation. The Releasees expressly deny any liability or alleged violation and state this arrangement has been made in recognition of Executive’s service to the Corporation and for the purpose of compromising any and all claims of Executive without the cost and burden of litigation. Executive acknowledges and agrees that the confidentiality, non-solicitation, and non-disparagement provisions in Section 6 of this Agreement will continue to apply after the Termination Date. Executive acknowledges and agrees that he is required to execute this Agreement and continue to comply with the terms of this Agreement as a condition to receiving the Severance Benefits, and would not be entitled to the Severance Benefits if he did not do so.
4.General Release of Claims
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(a)Executive and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Corporation and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s service as an officer, director or employee, as the case may be, of the Corporation and its subsidiaries and affiliates, (B) any transaction prior to the date upon which Executive signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) all cash incentive awards, and all equity or equity-based awards granted, or promised to be granted, by the Corporation to Executive and (D) Executive’s termination of employment with the Corporation under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; The Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b)Notwithstanding the foregoing, nothing in this Agreement will release or waive any rights or claims Executive may have: (i) under this Agreement or to the Severance Benefits; (ii) for indemnification under any written indemnification agreement by and between Executive and the Corporation and/or under applicable law or the Corporation’s charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Corporation; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Executive signs this Agreement; or (vii) with respect to Executive’s right to challenge the validity of the release under the ADEA.
(c)Additionally, while Executive acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Executive’s employment with the Corporation, the Parties agree that this Agreement shall not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.
5.Affirmations
. Executive affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Corporation or any of its subsidiaries or affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Corporation or any subsidiary or affiliate thereof.
6.Restrictive Covenants. Executive acknowledges and agrees that he remains subject to (i) a March 8, 2011 Indemnification Agreement (the “Indemnification Agreement”), (ii) a February 23, 2011 Stock Option Agreement (the “Option Agreement”), (iii) a Change in Control Severance Agreement dated February 1, 2011 (the “CIC Agreement”) and (iv) various Restricted Stock Agreements (the “Restricted Stock Agreements”) among other documents, which will continue to apply after the Termination Date, except that the Corporation agrees that it will not enforce any non-solicitation covenants contained in those Agreements which apply to customers or other business relations who are not employees of the Corporation or any non-compete covenants contained in those Agreements which prohibit Executive from accepting employment with a competitor, provided Executive can do so without divulging Confidential Information as defined below. Executive further agrees that as a condition of receiving the Severance Benefits, he is subject to the following restrictive covenants which will continue to apply after the Termination Date:
(a)Confidential Information. Except as expressly authorized by the Corporation, Executive shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way any confidential or secret knowledge or information of the Corporation or its subsidiaries (collectively the “Intrepid Parties”) that Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of Executive’s employment with the Corporation, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties, including but not limited to information regarding net backs, strategies and practices, loan agreements, rail rates, sales prices, contacts, international strategies, staffing, wages, management styles, customer information, customer lists, marketing plans, intellectual property, internal analyses, analyses of competitive products, corporate financial information, information related to negotiations with third parties, information protected by the Intrepid Parties’ privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and personnel records, performance evaluations, and other sensitive information (collectively, “Confidential Information”). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after Executive’s employment with the Corporation, Executive shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Executive; or (ii) is lawfully obtained by Executive from a third party, provided that Executive did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Executive. As of the Termination Date, or at such other time as the Corporation may request, Executive shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Executive may then possess or have under his control.
(b)Non-Solicitation. In his capacity as an employee, Executive has met with and will continue to meet with the Corporation’s current or prospective customers, suppliers, partners, licensees or other business relations, and, as a consequence of using or associating himself with the Corporation’s name, goodwill, and professional reputation, he has been placed in a position where he developed personal and professional relationships with the Corporation’s current and prospective customers. In addition, during the course and as a result of his employment, he has been or may be provided certain specialized training or know-how and Confidential Information. Executive acknowledges that this goodwill and reputation, as well as his knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Corporation. Accordingly, in consideration of this Agreement he agrees that during the time period commencing on the date hereof and terminating on the date that is six months after the Effective Date, he shall not directly or indirectly through another entity or person induce or attempt to induce any employee of the Corporation to leave the employ of the Corporation. If a court determines this provision is too broad, Executive and the Corporation agree that the court should modify the provision to the extent (but not more than is) necessary to make the provision enforceable. Executive further agrees that he during the period in which the covenants in this Agreement are in effect, he will notify any prospective employer or other entity with which he enters into a business relationship of the covenants and obligations contained in this Agreement and shall give the employer or entity a copy of this section 6.
(c)Nondisclosure. Executive expressly covenants to treat all Confidential Information in a confidential manner, and never to disclose or use any Confidential Information unless expressly requested to do so by the Corporation’s General Counsel or Executive Vice President of Human Resources. This covenant includes within its scope, among other things, the substance of any and all communications covered by the attorney-client privilege and/or work-product protection, which privilege and/or protection belong to the Corporation, and not to Executive in his individual capacity; provided, however, that Confidential Information shall not be deemed to include information generally available to the public, or information provided or disseminated by the Corporation to or for the use of its stockholders. If Executive is required by law to disclose any Confidential Information in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order, any such disclosure shall not be deemed to violate this covenant, provided that he (i) gives the Corporation at least ten days’ prior notice (unless less time is permitted by the applicable proceeding, in which case Executive shall notify the Corporation immediately) before making any disclosure(s), (ii) takes reasonable steps to preserve the confidentiality of Confidential Information, through a protective order or otherwise, and (iii) supports any effort by the Corporation to assert its position(s) in the proceeding. Executive further contained in this Agreement and shall give the employer or entity a copy of this section 6. Nothing in this Agreement prohibits Executive from reporting, in good faith, possible violations of law or regulation to any governmental agency or entity.
(d)Non-Disparagement. Each party will refrain from making statements that criticize, disparage or ridicule the other party (which, for purposes of this subparagraph, shall include their directors, agents, officers, employees, members, or assigns) or that are detrimental to the reputation or image of either party. Nothing in this subsection will prevent either party from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process. This Section shall not apply to and shall not be deemed violated by (i) disclosures or statements required by law, including without limitation any information required to be reported in filings with the Securities and Exchange Commission; (ii) disclosures or statements by any Party to his or its legal advisor, accountant, tax advisor or spouse.
(e) Enforcement. In the event of any violation(s) by Executive of any of the covenants or other obligations referred to in this Section 6, the Corporation shall be entitled to recover any available legal remedies including but not limited to actual and punitive damages, attorneys’ and expert witness fees, costs, interest and expenses. Executive acknowledges that a violation of this Section 6 would constitute irreparable injury to Intrepid and that it would be difficult to measure damages resulting from a violation and agrees that notwithstanding Section 9(e), below, the Intrepid Parties may also seek to enjoin any such actual or threatened violation(s) by applying for a judicial injunction whenever and in whichever jurisdiction the Corporation has reason to believe such violation is occurring in addition to any remedies it might have without showing or proving any actual damages to Intrepid.
(f) Withholding and Repayment of Payments and Benefits Upon Breach. If Executive accepts the terms of this Agreement and receives benefits as provided herein, and within six months following the Effective Date, the Corporation determines that he engaged in conduct that violated any of the covenants contained in this Agreement, then the Corporation will provide written notice to Executive which expressly sets forth the basis for the Corporation’s determination in reasonable detail. After the Corporation provides this written notification to Executive, it may stop or withhold any payments which have not been made under this Agreement and Executive will repay any benefits or payments that have already been paid.
7.Consultation with Attorney; Voluntary Agreement
. Executive acknowledges that (a) the Corporation has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement, including the release provisions set forth in Section 4 hereof, which include but are not limited to a release of claims under the Americans With Disabilities Act, knowingly, freely and voluntarily in exchange for good and valuable consideration.
8.Revocation

. Executive acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven (7) calendar days from the dates on which he signs this Agreement to revoke his consent to the terms of this Agreement. Such revocation must be in writing and sent via hand delivery or facsimile to the attention of the Corporation’s Executive Vice President of Human Resources and Risk Management, fax no: (303) 298-7502. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights to the Severance Benefits. Provided that Executive does not revoke this Agreement within such seven-day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs it.
9.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by overnight courier of national reputation (e.g., FedEx or UPS) or sent by registered mail, return receipt requested, as follows:

To the Corporation:	Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
Attention: Executive Vice President of Human Resources and Risk Management

To Executive:	At the address currently on the Corporation’s records
10.Governing Law
. This Agreement will be governed by and construed and enforced according to the laws of the State of Colorado, without regard to conflicts of laws principles thereof. Except as to claims which must be arbitrated pursuant to Section 21 or pursuant to Section 6(e), herein, the Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City and County of Denver and/or the United States District Court for the District of Colorado for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement.
11.Taxes
. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.
12.Section 409A
. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

13.Modifications
. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Corporation and Executive.
14.Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors and assigns of the Parties; provided, however, that Executive may not assign this Agreement or any of the rights or obligations referred to herein except by or with the prior written consent of the General Counsel or Executive Vice President of Human Resources.
15.Entire Agreement. This Agreement constitutes the entire agreement of the Parties regarding the subject matter hereof, and any and all prior discussions, negotiations, proposals, agreements and/or understandings, whether written or oral, are superseded and merged herein; provided, however, that the Indemnification Agreement, the Restricted Stock Agreements, the CIC Agreement (with the exception of 7b.ii and 7b.iii), and the Option Agreement shall remain in full force and effect, according to their terms and/or as preserved herein, subject to Section 6.
16.Amendment and Waiver. No provision of this Agreement may be amended or waived except by a writing signed by the Party against whom enforcement of the amendment or waiver is sought.
17.Severability. In the event that a court of competent jurisdiction holds invalid and/or unenforceable any material provision of this Agreement, such provision shall be deemed modified to the minimum extent necessary to render it valid and enforceable, and the remaining provisions of this Agreement shall be fully severable and given full force and effect.
18. Headings. The headings of sections and subsections herein are intended solely for the convenience of reference and shall not control the meaning or interpretation of any of the terms or provisions of this Agreement.
19.Execution. This Agreement may be executed in counterparts and/or by facsimile.
20.Subsequent Agreements. Each of the Parties agrees that, upon reasonable request, he or it shall execute, acknowledge and deliver any additional instruments or documents that may reasonably be required to carry out the intentions of this Agreement.
21.Dispute Resolution; Arbitration. Executive and the Corporation agree that in the event a dispute arises concerning or relating to Executive’s employment with the Corporation or regarding the terms of this Agreement, the parties first shall attempt in good faith to resolve such dispute through mediation. If a resolution through mediation is not reached, then such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services (“JAMS”) by a single impartial arbitrator experienced in employment law selected as follows: Corporation and Executive will attempt in good faith to agree upon impartial arbitrator within thirty days of a request for arbitration. If the parties cannot agree, they shall request a panel of ten arbitrators from JAMS and select an arbitrator pursuant to the JAMS rules. The arbitration shall take place in Denver, Colorado, and both Executive and the Corporation agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS’ rules and procedures. The Federal Arbitration Act, as amended, 9 U.S.C. § 1 et seq., (“FAA”) and not state law, shall govern the arbitration of all claims, provided they are enforceable under the FAA. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator shall also have the authority to award any and all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, if and only to the extent allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended; and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes. The arbitrator has no other authority to award punitive damages. The arbitrator will apply applicable statutes of limitation, including contractual statutes of limitations, will honor claims of privilege recognized by law, and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys’ fees, only to the extent such fees are provided by the statute or other law pursuant to which an asserted claim or defense is raised, as if the matter were being decided in court. The arbitrator’s decision and award shall be final and binding, as to all claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Executive will pay the arbitrator’s fees and expenses up to $150 and the Corporation will pay any arbitrator fees and expenses in excess of such amount. The Corporation will pay all of the arbitrator’s fees and expenses if it commences the arbitration. The existence and subject matter of all arbitration proceedings, including without limitation, any settlements or awards there under, shall remain confidential and be subject to the Confidentiality provision of this Agreement. Executive and the Corporation agree that if any term or portion of this Arbitration provision is, for any reason, held to be invalid or unenforceable or to be contrary to public policy or any law, then the invalid or unenforceable term or portion shall be severed in its entirety from this Agreement and the remainder of this Arbitration provision shall not be affected by any such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within the Arbitration provision. Executive understands that the Corporation would suffer irreparable harm in the event of breached confidentiality, and such harm would not be fully compensable in monetary damages. If any party hereto files a judicial action asserting Claims subject to this Arbitration provision, and another party successfully stays such action and/or compels arbitration of such Claims, the party filing the initial judicial action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees. THE CORPORATION AND EMPLOYEE FURTHER AGREE THAT THE DISPUTE RESOLUTION PROCEDURE AS PROVIDED IN THIS SECTION 21 SHALL BE THE EXCLUSIVE AND BINDING METHOD FOR RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND WILL BE USED INSTEAD OF ANY COURT ACTION, WHICH IS HEREBY EXPRESSLY WAIVED, EXCEPT FOR ANY REQUEST FOR TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FOR A BREACH OF ANY OF THE COVENANTS CONTAINED IN SECTION 6.
This is a legal waiver and release of claims. By signing, you are acknowledging that you have read, understand, and agree to the terms stated above and that you have been given a reasonable period of time to consider this Agreement. Before signing, you should read carefully and consult with an attorney.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Intrepid Potash, Inc.

Dated: May 6, 2016	By: _/s/ James N. Whyte__________________
Name: James N. Whyte
Title: Executive Vice President of Human Resources and Risk Management

Kelvin G. Feist

Dated: May 6, 2016	/s/ Kelvin G. Feist